Exhibit 3.4
AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
VIASYSTEMS GROUP, INC.
A Delaware Corporation
     The Amended and Restated Bylaws (the “Bylaws”) of Viasystems Group, Inc., a Delaware corporation (the “Corporation”), are hereby amended as set forth below:
     1. Section 8.9 of Article VIII of the Bylaws is hereby deleted and replaced in its entirety to read as follows:
8.9 Action Without a Meeting. (a) Unless otherwise provided in the certificate of incorporation of the Corporation, any action required by the Delaware General Corporation Law to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders (acting for themselves or through a proxy) of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent of stockholders shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 8.9(a) to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office, principal place of business, or such officer or agent shall be by hand or by certified or registered mail, return receipt requested.
     2. Except as specifically modified herein, the Bylaws remain unmodified and shall continue in full force and effect.
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     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation hereby certifies that the forgoing Amendment to the Bylaws was adopted by resolutions of the board of directors of the Corporation.

Gerald G. Sax
Senior Vice President and Chief Financial Officer

Signature Page to
Amendment to the amended and restated bylaws
of Viasystems Group, Inc.